EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Paul Erwin
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Paul.Erwin@howmet.com

Howmet Aerospace Elects Sharon Barner to Board of Directors

PITTSBURGH, PA, December 3, 2020 – Howmet Aerospace Inc. announces that its Board of Directors has elected Sharon Barner, Vice-President, Chief Legal Officer and Corporate Secretary for Cummins Inc., to serve as an independent director on the Board, effective April 1, 2021.

“Sharon brings to the Howmet Board extensive business and legal perspectives that will be complementary to our current board and which are highly valued in our evolving, competitive environment,” said John C. Plant, Chairman and Co-Chief Executive Officer.

Ms. Barner has more than 30 years of experience as an international business leader and lawyer in the technology, automotive and life sciences industries. She is currently responsible for Cummins’ global legal matters, including strategic corporate initiatives, mergers and acquisitions, regulatory, and compliance. Prior to Cummins, Ms. Barner served as Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office (USPTO) where she was responsible for patent and trademark operations. She has also practiced law at Foley & Lardner, where she was a member of the Executive Management Committee, served as Intellectual Property Department Chair, and spearheaded the establishment of the firm’s East Asia presence.

Ms. Barner holds bachelor degrees in political science and psychology from Syracuse University and a Juris Doctor degree from the University of Michigan.

She will serve on the Governance and Nominating Committee.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

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